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                                                                    EXHIBIT 10.1

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER dated as of January 7, 1998 (this "Agreement") among C. W. Costello & Associates, Inc., a Delaware corporation ("Merging Company"), CBSI Acquisition Corporation II, a Michigan corporation ("Acquisition Company"), and Complete Business Solutions, Inc., a Michigan corporation ("Acquiror"). Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings given in
Section 1.

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Merging Company, Acquisition Company and Acquiror deem it advisable to merge Merging Company with and into Acquisition Company, whereby the holders of shares of Merging Company Common Stock which are outstanding as of the Effective Time shall be entitled to receive shares of Acquiror Common Stock for shares of Merging Company Common Stock, in the manner and upon the terms and conditions set forth herein;

     WHEREAS, the respective Boards of Directors of each of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization under Section 368(a) of the Code; and the parties intend that the Merger will be accounted for as a pooling of interests;

     NOW, THEREFORE, in consideration of the mutual benefits to be derived and the conditions and promises herein contained, and intending to be legally bound hereby, Merging Company, Acquisition Company and Acquiror hereby adopt and approve this Agreement and agree as follows:


SECTION 1   DEFINITIONS

    As used in this Agreement, the following terms shall have the following meanings:

     1.1 "ACQUIROR" means Complete Business Solutions, Inc., a Michigan corporation.

     1.2 "ACQUIROR COMMON STOCK" means the common stock, without par value, of Acquiror.

     1.3 "ACQUISITION COMPANY" means CBSI Acquisition Corporation II, a Michigan corporation.

     1.4 "ACQUISITION COMPANY COMMON STOCK" means the common stock, without par value, of Acquisition Company.

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     1.5 "AFFILIATE" of a person means:  (1) any person which, directly or indirectly, controls, is controlled by or is under common control with such person; (2) any member of a controlled group of corporations or a group of trades or businesses under common control with the person; and (3) any director or executive officer of such person. "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used in this Section 1.5, means the possession, directly or indirectly, of the power in any form to direct or cause the direction of the management and policies of the person in question.

     1.6 "AGREEMENT" means this Agreement and Plan of Merger, as same may be amended in accordance with its terms.

     1.7 "ARBITRATOR" means the arbitrator(s) selected to arbitrate a dispute under Section 4.2.1 in Detroit, Michigan.

     1.8 "AUDITOR" means Arthur Andersen LLP.

     1.9 "BALANCE SHEET" means the unaudited balance sheet dated as of November 30, 1997, prepared in accordance with generally accepted accounting principles consistently applied, attached hereto as Exhibit 1.9.

     1.10 "BALANCE SHEET DATE" means the date of the Balance Sheet.

     1.11 "BENEFIT PLAN" means all pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive stock, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, sick-pay, holiday, and fringe benefit plans, policies, contracts, or arrangements maintained, contributed to or required to be contributed to by Merging Company or any Affiliate of Merging Company, other than a Multiemployer Plan, Pension Plan, or Welfare Plan.

     1.12 "CERTIFICATE OF MERGER" means a Certificate of Merger implementing the Merger in accordance with the terms of this Agreement and Section 707 of the Michigan Business Corporation Act, in substantially the form attached to this Agreement as Exhibit 2.1.

     1.13 "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

     1.14 "COMPUTER SYSTEMS" means all computer systems used by or for the benefit of Merging Company at any time, including computer processors, associated and peripheral equipment, computer programs, technical and other documentation, created by the foregoing from time to time, but excluding any computer systems owned by clients of Merging Company or provided by such clients for use by Merging Company.


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     1.15 "CONFIDENTIAL INFORMATION" means trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans, business information, and all non-public information.

     1.16 "CONSTITUENT CORPORATIONS" means Acquisition Company and Merging Company.

     1.17 "EFFECTIVE TIME" means the time at which the Certificate of Merger is filed by the Michigan Department of Consumer and Industry Services.

     1.18 "EMPLOYMENT AGREEMENT" means an employment agreement in the form attached to this Agreement as Exhibit 4.1.5 to be entered into between Acquisition Company and the Executives, pursuant to Section 4.1.5.

     1.19 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

     1.20 "ESCROW AGENT" means NBD Bank, N.A., which shall act as escrow agent under the Escrow Agreement.

     1.21 "ESCROW AGREEMENT" means the agreement in the form attached to this Agreement as Exhibit 4.1.3 among Acquisition Company, Acquiror, Merging Shareholders' Representative, and the Escrow Agent entered into pursuant to
Section 4.1.3 which sets forth the duties and responsibilities of the Escrow Agent in respect of holding and distributing shares of Acquiror Common Stock to the Merging Company Shareholders, or Acquiror.

     1.22 "ESCROW SHARES" means the shares of Acquiror Common Stock delivered to the Escrow Agent by Acquisition Company and Acquiror on behalf of the Merging Company Shareholders pursuant to Section 4.1.4.

     1.23 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any substituted federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

     1.24 "EXECUTIVES" means, collectively, employees of Merging Company at Level 6 and above.

     1.25 "FINAL RELEASE CERTIFICATE" means the certificate, in the form attached to this Agreement, as Exhibit 4.2.1.

     1.26 "FINAL RELEASE CERTIFICATE DELIVERY DATE" means 15 days prior to the Final Release Delivery Date.

     1.27 "FINAL RELEASE DELIVERY DATE" means the earlier of 12 months after the Effective Time or the date of the delivery of the audited financial statements of the Acquiror for the year

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ended December 31, 1998 (which financial statements shall include the Surviving
Corporation) by the Auditor to Acquiror, which shall be the date upon which the Escrow Agent shall deliver Escrow Shares to the Merging Company Shareholders or Acquiror (if any); provided that the Escrow Agent has received a fully executed Final Release Certificate.

     1.28 "FINAL RELEASE SHARES" means the Escrow Shares to be released to a Merging Company Shareholder or Surviving Corporation or Acquiror (if any) on the Final Release Delivery Date.

     1.29 "FINANCIAL STATEMENTS" means the following financial statements: (1) the audited balance sheets, statements of income and stockholders equity, and statements of cash flows of Merging Company, prepared in accordance with generally accepted accounting principles, consistently applied, for the years ended December 31, 1995, December 31, 1996 and December 31, 1997; (2) 1996 and 1997 unaudited quarterly financial information of Merging Company; and (3) the unaudited balance sheet, statement of income and stockholders equity, and statement of cash flows for the eleven month period ended November 30, 1997.

     1.30 "HAZARDOUS MATERIAL" means any hazardous substance, pollutant, contaminant, waste or other material regulated under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; petroleum, natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; asbestos and asbestos-containing materials; urea formaldehyde; polychlorinated biphenyls and other substances regulated under the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; pesticides regulated under the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; radioactive materials regulated under the Atomic Energy Act, 42 U.S.C. Section 2014 et seq., or the Nuclear Waste Policy Act, 42 U.S.C. Section 10101 et seq.; and chemicals subject to the Occupational Safety and Health Act Hazard Communications Standard, 29 C.F.R. Section 1910.1200 et seq.

     1.31 "LIENS" means liens, landlord liens, easements, mortgages, pledges, agreements and rights of others on, in or with respect to the real and personal properties owned by Merging Company.

     1.32 "MERGER" means the merger of Merging Company with and into Acquisition Company as contemplated by this Agreement.

     1.33 "MERGER CONSIDERATION" means 1.77841 shares of Acquiror Common Stock for each share of Merging Company Common Stock. This will be equal to the number of shares of Acquiror Common Stock obtained by dividing 1,710,000 by the sum of (a) the number of shares of Merging Company Common Stock outstanding plus (b) the number of shares subject to purchase under existing and outstanding options of Merging Company Common Stock as of the Effective Time.

     1.34 "MERGER DATE STOCK PRICE" means the average of the closing price of Acquiror Common Stock on NASDAQ-NMS as reported in the Wall Street Journal for the five trading days preceding the Effective Time.

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     1.35 "MERGING COMPANY" means C. W. Costello & Associates, Inc., a Delaware corporation.

     1.36 "MERGING COMPANY COMMON STOCK" means the common stock of Merging Company.

     1.37 "MERGING COMPANY PHANTOM STOCK RIGHTS" means the Merging Company's deferred compensation plan whereby a participant is entitled to receive an amount of compensation measured by the book value of the Merging Company Common Stock upon termination of employment with Merging Company or upon termination of the plan.

     1.38 "MERGING COMPANY SHAREHOLDERS" means, collectively, all of the holders of all of the issued and outstanding Merging Company Common Stock.

     1.39 "MERGING COMPANY TRANSACTION COSTS" means costs and expenses of Merging Company relating to the Merger and paid or to be paid by Merging Company to third parties, including without limitation the fees and expenses of investment bankers, accountants, attorneys and consultants.

     1.40 "MERGING SHAREHOLDERS' REPRESENTATIVE" means Charles W. Costello or his successor.

     1.41 "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which the Merging Company or any Affiliates contribute, is required to contribute, or has contributed within the immediately preceding six years.

     1.42 "NASDAQ-NMS" means the National Association of Securities Dealers Automated Quotation System National Market System.

     1.43 "NON-COMPETE AGREEMENT" means the non-compete agreement in the form attached to this Agreement as Exhibit 8.1 which has been used by Merging Company with its employees.

     1.44 "PBGC" means the United States Pension Benefit Guaranty Corporation.

     1.45 "PENSION PLAN" means a pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) in respect of which the Merging Company or any Affiliate of Merging Company is, or within the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

     1.46 "PLAN" means a Benefit Plan, a Pension Plan, a Multiemployer Plan or a Welfare Plan, as the case may be.

     1.47 "REAL PROPERTY" means the real property occupied by Merging Company.

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     1.48 "REGISTRATION RIGHTS AGREEMENT" means the agreement in the form annexed hereto as Exhibit 9.3.6.

     1.49 "SECURITIES ACT" means the Securities Act of 1933, as amended, or any substituted federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

     1.50 "SHAREHOLDER INDEMNIFICATION AND ACKNOWLEDGMENT AGREEMENT" means the agreement in the form annexed hereto as Exhibit 8.14.

     1.51 "SUBSIDIARY" OR "SUBSIDIARIES" means and includes any entity or enterprise controlled by Merging Company either directly or indirectly through one or more intermediaries, excluding C.W. Costello Realty Group, a partnership.

     1.52 "SURVIVING CORPORATION" means Acquisition Company, as merged with Merging Company from and after the Effective Time.

     1.53 "WELFARE PLAN" means any employee welfare benefit plan as defined in
Section 3(1) of ERISA which the Merging Company or any Affiliate sponsors or to which the Merging Company is or within the immediately preceding six years was, an "employer", as defined in Section 3(5) of ERISA.

SECTION 2 THE MERGER

     2.1 THE MERGER. In accordance with the terms and conditions of this Agreement, the Michigan Business Corporation Act and the Delaware General Corporation Law, Merging Company shall be merged with and into Acquisition Company, which shall be the corporation surviving the Merger. Except as specifically set forth in this Agreement, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights and immunities of Merging Company shall be merged with and into Acquisition Company and Acquisition Company shall, as Surviving Corporation, be fully vested with such characteristics. The separate existence and the corporate organization of Merging Company, except insofar as they may continue by statute, shall cease as of the Effective Time. As soon as practicable after the satisfaction and/or waiver of all the terms and conditions of this Agreement, a Certificate of Merger shall be executed by all the Constituent Corporations and filed with the Michigan Department of Consumer and Industry Services and, not more than 30 days thereafter, with the Delaware Secretary of State. The Merger shall be effective as of the Effective Time.

     2.2 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of Acquisition Company shall continue in full force and effect, from and after the Effective Time, as the Articles of Incorporation and Bylaws of Surviving Corporation.

     2.3 DIRECTORS AND OFFICERS. The directors and officers of Acquisition Company shall, from and after the Effective Time, be the directors and officers of Surviving Corporation, and all

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such directors and officers shall hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Bylaws of Surviving Corporation or as otherwise provided by law.

     2.4 TAKING OF NECESSARY ACTION. Merging Company, Acquisition Company and Acquiror shall take all such actions as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated hereby and to make the Merger effective as of the Effective Time. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corporation with full title to all properties, assets, rights, approvals, privileges, immunities and franchises of either Merging Company or Acquisition Company, the officers and directors of such corporation, at the expense of Surviving Corporation, shall take all such necessary or appropriate action.

SECTION 3 EFFECT OF MERGER ON CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

     3.1 MERGING COMPANY COMMON STOCK. Each share of Merging Company Common Stock which is outstanding as of the Effective Time shall, as of the Effective Time, and by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for the Merger Consideration. Any fractional shares shall be paid in cash at the Merger Date Stock Price. Subject to the requirement to deliver the Escrow Shares to the Escrow Agent pursuant to Section 4.1.4, each holder of Merging Company Common Stock shall be entitled to receive the Merger Consideration. The right of the Merging Company Shareholders to receive the Escrow Shares shall be subject to the provisions of
Section 4.2. Each share of Merging Company Common Stock which is outstanding as of the Effective Time shall, as of the Effective Time, and by virtue of the Merger and without any action on the part of the holder, be canceled and shall be without further rights or obligations, except that the holders of such shares shall be entitled to surrender such shares in exchange for the Merger Consideration.

     3.2 STOCK OPTIONS. Each issued and outstanding option to acquire Merging Company Common Stock held by employees, directors and officers of Merging Company (the "Merging Company Options") which is outstanding as of the Effective Time, automatically and without further action on the part of any holder thereof, is assumed by the Acquiror and converted into an option to purchase that number of shares of Acquiror Common Stock which equals the Merger Consideration multiplied by the number of shares subject to purchase under such Merging Company Option as of the Effective Time. The exercise price per share of such option to acquire shares of Acquiror Common Stock will be equal to the exercise price per share under such Merging Company Option divided by 1.77841. Each such option to acquire shares of Acquiror Common Stock shall become exercisable at the same time as the Merging Company Option from which it was converted.

     3.3 ACQUISITION COMPANY COMMON STOCK. Each share of the Acquisition Company Common Stock which is outstanding as of the Effective Time and without further action on the part of the holder thereof, shall be converted into and become one validly issued, fully paid and non-assessable share of the common stock, without par value, of Surviving Corporation.

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     3.4 MERGING COMPANY STOCK TRANSFER BOOKS.  The stock transfer books of
Merging Company are closed as of the Effective Time, and no transfer of shares of Merging Company Common Stock shall be made or consummated thereafter except by Surviving Corporation.

SECTION 4 ACTIONS TO BE TAKEN AS OF OR BEFORE THE EFFECTIVE TIME OF THE MERGER

     4.1 THE CLOSING. The surrender of the shares of Merging Company Common Stock and the payment of the Merger Consideration shall take place on or before the Effective Time at the offices of Butzel Long, 150 W. Jefferson, Suite 900, Detroit, Michigan 48226 (the "Closing"). Notwithstanding any provisions of this Agreement to the contrary, the Closing shall take place on January 14, 1998, at 10:00 a.m. eastern standard time or at such other time Acquiror and Acquisition Company may select, but not later than January 31, 1998 (the "Closing Date"). At the Closing:

     4.1.1 the Merging Company Shareholders shall surrender to Acquisition Company certificates representing all of the issued and outstanding shares of Merging Company Common Stock;

     4.1.2 Acquisition Company shall deliver to each Merging Company Shareholder the number of shares of Acquiror Common Stock set forth on Schedule
4.1.2 opposite such Merging Company Shareholder's name under the heading "Shares Delivered at Closing";

     4.1.3 Acquiror, Acquisition Company, Merging Shareholders' Representative and Escrow Agent shall execute and deliver the Escrow Agreement, in the form attached hereto as Exhibit 4.1.3;

     4.1.4 Surviving Corporation shall deliver to the Escrow Agent the number of shares of Acquiror Common Stock set forth on Schedule 4.1.2 opposite such Merging Company Shareholder's name under the heading "Escrow Shares;" the Merging Shareholders' Representative shall execute and deliver to the Escrow Agent a blank stock power to permit the Escrow Agent to effect the transfer and delivery of the Escrow Shares (not in excess of 171,000 such shares) in accordance with the terms and conditions of the Escrow Agreement; and

     4.1.5 each Executive and the employees listed on Schedule 9.2.11 shall execute and deliver to Surviving Corporation an Employment Agreement, in the form attached to this Agreement as Exhibit 4.1.5.

     4.2 THE ESCROW. At Closing, the Escrow Shares shall be deposited with the Escrow Agent pursuant to Section 4.1.4 and shall be held by the Escrow Agent and released from escrow pursuant to this Section 4.2. Ownership rights in the Escrow Shares shall be fully vested in the manner and to the extent provided in
Section 4.2.1, 4.2.2 and 4.2.3.


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     4.2.1 (A) FINAL RELEASE FROM ESCROW.  Surviving Corporation and Acquiror
shall use the Escrow Shares to satisfy claims for which it is entitled to indemnification from the Merging Company pursuant to Section 7.1 of this Agreement. Surviving Corporation and Acquiror will promptly notify the Merging Shareholders' Representative in writing if Surviving Corporation or Acquiror desires to reduce the number of Final Release Shares to be released to Merging Company Shareholders in order to satisfy any such claims, which notice will state the claim and the dollar amount thereof. The Merging Shareholders' Representative will have fifteen (15) days from the date of his receipt of such notice ("Final Release Objection Date") to object in a writing delivered to Surviving Corporation and Acquiror to the claim or the dollar amount thereof. If both Surviving Corporation and Acquiror receive no written objection from the Merging Shareholders' Representative by the Final Release Objection Date, Surviving Corporation and Acquiror may utilize the dollar amount of such claim to reduce the number of Final Release Shares to be released to Merging Company Shareholders. For purposes of calculating the value of the Final Release Shares, the parties will utilize the Merger Date Stock Price.

     (b) If the Merging Shareholders' Representative timely objects to the validity or amount of any claim and Surviving Corporation, Acquiror and the Merging Shareholders' Representative are unable to agree to the claim or the dollar amount thereof, Surviving Corporation, Acquiror and the Merging Shareholders' Representative shall, within thirty (30) days after the Final Release Objection Date, submit such disputed claim to final, binding arbitration in Detroit, Michigan, to be conducted by JAMS/Endispute, a nationally recognized dispute resolution organization, pursuant to and in accordance with the then applicable Arbitration Rules and Procedures of JAMS/Endispute and the United States Arbitration Act, 9 U.S.C. Section 1-16. Surviving Corporation, Acquiror and the Merging Shareholders' Representative will cooperate with JAMS/Endispute and each other to select an arbitrator from JAMS/Endispute's panel of neutral arbitrators and in scheduling the arbitration proceeding. Surviving Corporation and Acquiror on the one hand and the Merging Shareholders' Representative on the other hand, in his representative capacity, agree to share equally the cost of JAMS/Endispute as used in accordance herewith. The decision of the Arbitrator with respect to such disputed claim will be final and binding on the parties.

     (c) Immediately after resolution of such dispute, the parties shall execute and deliver to the Escrow Agent the Final Release Certificate reflecting the Arbitrator's decision. The Arbitrator is authorized to execute and deliver such Final Release Certificate on behalf of any party who shall fail to do so.

     (d) On or before the Final Release Certificate Delivery Date, Surviving Corporation and the Merging Shareholders' Representative shall execute and deliver to the Escrow Agent the Final Release Certificate in the form attached hereto as Exhibit 4.2.1 indicating the number of Final Release Shares deliverable to the Merging Company Shareholders and Surviving Corporation or Acquiror (if any) by the Final Release Delivery Date. The Final Release Certificate shall reflect a reduction in the amount of the Final Release Shares as a result of any claims for which the Surviving Corporation or Acquiror shall be entitled to indemnification under Section 7. On the Final Release Delivery Date, the Escrow Agent shall deliver the Final Release Shares to

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each Merging Company Shareholder and, if any, to Surviving Corporation or
Acquiror, in the amounts indicated in the Final Release Certificate.

     4.2.2 VOTING. Each Merging Company Shareholder shall have the right to vote the Escrow Shares owned by such shareholder while such shares are held in escrow pursuant to this Section 4.2 on any matter coming before the holders of Acquiror Common Stock for a vote.

     4.2.3 DIVIDENDS AND OTHER DISTRIBUTIONS. Any and all cash dividends paid with respect to any Escrow Shares while such shares are held in escrow pursuant to this Section 4.2 shall be paid by Acquiror directly to each Merging Company Shareholder as the record owner of such Escrow Shares. Any dividends or other distributions consisting of shares of Acquiror Common Stock, other securities or other property paid or made with respect to any Escrow Shares while such shares are held in escrow pursuant to this Section 4.2 shall be delivered by Acquiror or the Merging Company Shareholders to the Escrow Agent and shall be held in escrow pursuant to this Section 4.2 in the same manner and for so long as the Escrow Shares with respect to which such dividends or distributions were paid or made are so held. For so long as they are held in escrow, the Escrow Shares shall bear such legend as shall be required by the transfer agent of the Acquiror Common Stock to facilitate the implementation of the provisions of this Section 4.2.3.

SECTION 5 REPRESENTATIONS AND WARRANTIES OF MERGING COMPANY

     Merging Company represents and warrants to Acquisition Company and Acquiror as follows:

     5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Section 5 or made by Merging Company in or pursuant to this Agreement shall not expire as of the Effective Time and shall survive the consummation of the Merger until the Final Release Delivery Date.

     5.2 ORGANIZATION AND GOOD STANDING. Merging Company is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to be so qualified in order to conduct its business as presently conducted.

     5.3 CORPORATE POWER AND AUTHORITY. Merging Company has the corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted and to enter into and perform this Agreement.

     5.4 CONSENTS AND AUTHORIZATIONS.   Merging Company may execute, deliver
and perform this Agreement without the necessity of Merging Company obtaining any consent, approval, authorization or waiver or giving any notice, except for such consents, approvals, authorizations, waivers and notices: (1) which have been obtained or given and are unconditional and are in full force and effect; or (2) where the failure to obtain or give would not result in any

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material adverse effect on the ability of Merging Company to consummate the transactions contemplated in this Agreement.

     5.5 AUTHORIZATION, BINDING EFFECT, NO VIOLATION. This Agreement has been duly authorized, executed and delivered by Merging Company and constitutes the legal, valid and binding obligation of Merging Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors. The execution, delivery and performance of this Agreement by the Merging Company does not and will not:

     5.5.1 constitute a violation of the Certificate of Incorporation or the Bylaws of Merging Company; or

     5.5.2 constitute a violation of any statute, judgment, order, decree or regulation of any governmental authority or arbitrator or any rule of any court applicable to the Merging Company or the business of Merging Company.

     5.6 MINUTE BOOKS. The minute books and stock books and records of Merging Company are accurate and complete and fairly reflect the corporate actions heretofore taken by the board of directors and the shareholders of Merging Company.

     5.7 FINANCIAL STATEMENTS AND FINANCIAL CONDITION. The Financial Statements have been prepared in conformity with generally accepted accounting principles.Those for the period ending December 31, 1997, will have been prepared in accordance with regulation S-X under the Securities Act. Those for the periods ending December 31, 1996, and December 31, 1995, have been prepared along with Regulation S-X Complaint Schedules. All Financial Statements are correct and complete in all material respects and fairly present the financial position of Merging Company as of the dates thereof and the results of operations of Merging Company for the periods covered by the Financial Statements. All accounts, books and ledgers; and all written communications and schedules provided to the independent certified public accountants of Merging Company: (i) are complete and have been accurately maintained, are in the possession of Merging Company and contain complete and accurate records of all matters required by law to be entered therein; (ii) do not contain or reflect any material inaccuracies or discrepancies; and (iii) give and reflect a complete and fair view of the matters which ought to appear therein and no notice or allegation that any of the records is incorrect or should be rectified has been received.

     5.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the Balance Sheet or a Schedule to this Agreement, Merging Company, as of the Balance Sheet Date, has no liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, including without limitation, tax liabilities due or to become due, and whether incurred in respect of or measured by Merging Company's income prior to the Balance Sheet Date or arising out of transactions entered into, or any state of facts existing, prior to the Balance Sheet Date. Merging Company does not know or have reasonable grounds to know of any basis for the assertion against Merging Company, as of the Balance Sheet Date, of any

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liability of any nature not fully reflected or reserved against in the Balance
Sheet or in a Schedule to this Agreement.

     5.9 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, there has been no change in, and there have been no material adverse events with respect to, the business, operations, financial condition or results of operations of Merging Company, or the assets or properties owned by Merging Company or leased or used by Merging Company. Since the Balance Sheet Date, except as indicated on Schedule 5.9, Merging Company has not:

     5.9.1 made or agreed to make any material capital expenditure or commitment for additions to property, plant or equipment;

     5.9.2 conducted its business or operations otherwise than in the ordinary course;

     5.9.3 borrowed or raised any money, except under its existing line of credit in the ordinary course of business;

     5.9.4 issued any shares of capital stock or securities convertible into or exchangeable for capital stock;

     5.9.5 entered into any material transaction or entered into any material contract, or amended or terminated any such transaction or contract;

     5.9.6 increased or experienced any material adverse change in any assumption underlying any method of calculating bad debts, contingencies or other reserves from that reflected in the Financial Statements;

     5.9.7 failed to pay its creditors within the times agreed with such creditors, so that there are no debts outstanding which are in default;

     5.9.8 canceled or waived any claim or right of substantial value, or sold, transferred, distributed or otherwise disposed of any of its assets, except for a fair consideration in the ordinary course of business;

     5.9.9 paid any management fee or made any distribution of its property or assets to its shareholders in their capacity as such, or declared, paid or set aside for payment any dividend (of any kind or nature) or distribution with respect to shares of its capital stock; or

     5.9.10 agreed to do any of the foregoing.

     5.10 ACCOUNTS RECEIVABLE. Merging Company will deliver at the Closing a complete and current schedule of its accounts receivable existing as of the Closing Date, Schedule 5.10, which will be good and collectable in the ordinary course of business (subject to 110% of Merging Company's normal reserve for uncollected accounts) and not subject to any defense, right of set-off or counterclaim of any kind and no amount of any account receivable included in the Financial Statements has been released for an amount less than the value at which it was included in the Financial Statements or is now regarded by Merging Company as irrecoverable in whole or in part. Merging Company has not factored or discounted any of their accounts receivable or agreed to do so.

     5.11 TITLE TO ASSETS. All assets of any nature used in or necessary for the conduct of the business of Merging Company are included in the Balance Sheet, except to the extent sold or disposed of in the ordinary course of business since the Balance Sheet Date. Merging Company has good and marketable title to its real and personal properties owned by it, and good title to its leasehold estates in all real and personal property used by it, in each case free and clear of Liens, other than any Liens securing any indebtedness set forth on or disclosed in the Financial Statements. Since the Balance Sheet Date, except for dispositions in the ordinary course of its business, the assets of Merging Company have been in the possession of, or under the control of, Merging Company. Except for leased assets listed on Schedule 5.11, no asset is shared by Merging Company with any other person and Merging Company does not depend for its business upon any assets, facilities or services owned or supplied by any other entity. Since the Balance Sheet Date, none of the assets of Merging Company has been affected by any fire, accident, act of God or any other casualty.

     5.12 MATTERS AFFECTING REAL PROPERTY.  Merging Company does not own any
real estate.   To the best of Merging Company's knowledge, none of the Real
Property or any part thereof is affected by any of the following matters or is likely to become so affected: (1) any outstanding dispute, notice or complaint or any exception, reservation, right, covenant, restriction or condition which is of an unusual nature or which materially adversely affects or might in the future so affect the use of any of the Real Property for the purpose for which it is now used or which affects or might in the future affect the value of the Real Property; and (2) any forgiveness or agreement for the forgiveness of rent, or payment of rent in advance of the due dates of payment thereof. All of the Real Property is in good repair and condition. All restrictions conditions and covenants imposed by or pursuant to any lease affecting any of the Real Property have been observed and performed and no notice of any breach of any of the same has been received. The use of the Real Property and all machinery and equipment owned or leased by the Merging Company and the conduct of any business therein complies to the knowledge of the Merging Company in all respects with all relevant statutes and all rules and regulations thereunder, and all necessary licenses and consents required thereunder have been obtained.

     5.13 PROPERTIES PREVIOUSLY OCCUPIED. Merging Company has no existing or contingent liabilities in respect of any real property previously occupied by it.

     5.14 LITIGATION Except as disclosed on Schedule 5.14, there are no actions, suits or proceedings, whether in equity or at law, or governmental or administrative investigations pending or threatened against Merging Company. There are no facts known to Merging Company which are likely to give rise to any litigation or arbitration and Merging Company has not been a party to any undertaking or assurance given to any court or governmental agency or the subject of any injunction which is still in force.

     5.15 COMPLIANCE. To its best knowledge, Merging Company is in compliance with, and is not in default or violation under, any law, regulation, decree or order applicable to the businesses or operations of Merging Company, including without limitation all environmental, safety and health laws, rules and regulations. Merging Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

     5.16 TAXES. Merging Company has paid or made adequate provision on its books and records for the payment of all federal, state, local and foreign taxes, penalties or other payments in respect of its businesses, assets and employees, and it is not in default in payment of any such tax and has duly filed all tax reports and returns required in connection therewith to be filed by it. The taxable income of Merging Company has not at any time been included in any consolidated federal income tax return, or in any state or local income or franchise tax return filed on a combined, consolidated or unitary basis, filed by any corporation, person or other entity other than a group the common parent of which was Merging Company. Merging Company has not received notice of any tax deficiency outstanding, proposed or assessed against it, nor has it executed any waiver of any statute of limitations on the assessment or collection of any tax or executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any taxes. There are no tax liens upon, pending against or threatened against any asset of Merging Company. Merging Company's status as a small business corporation under Subchapter S of the Code is in full force and effect as of the date hereof. Other than the execution, delivery and performance of this Agreement, no event has occurred and no act has been taken or been omitted to have been taken by Merging Company or the Merging Company Shareholders which will adversely affect such status.

     5.17 ERISA. Neither Merging Company nor any Affiliate maintains, contributes to, participates in, or has any obligations under, any Plan, or has at any time in the past maintained, contributed to, participated in, or had any obligations under, any Plan, other than those listed on Schedule 5.17. Each Plan is in compliance with ERISA, the Code and all applicable law, and neither Merging Company nor any Affiliate has received any notice asserting that a Plan is not in compliance with ERISA, the Code or any applicable law. Each Plan which is intended to be a qualified Plan has been determined by the IRS to be qualified under Section 401(a) of the Code as currently in effect and has been operated in compliance with Code Section 401(a) through the date hereof and will be through the Effective Time, and each trust related to such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code. Neither Merging Company nor any Affiliate, nor any other "party-in-interest" or "disqualified person" has engaged in a "prohibited transaction," as such terms are defined in Section 4975 of the Code and Section 406 of ERISA, in connection with any Plan which would subject a party-in-interest or disqualified person (after giving effect to any exemption) to the tax on prohibited transactions imposed by Section 4975 of the Code or any other liability.

     5.18 SUBSIDIARIES.  The Merging Company has no Subsidiaries.

     5.19 GOVERNMENT GRANTS.   Except as listed on Schedule 5.19, Merging
Company has not applied for or received any financial assistance from any supranational, national or local authority or government agency.

     5.20 INSURANCE. All material information concerning all of Merging Company's insurance policies (including, without limitation, the limits of coverage and the basis of coverage under each policy and the amount of any deductible applicable thereto) has been provided to Acquiror and Acquisition Company and the insurance policies which are maintained by Merging Company afford it adequate coverage against such risks as companies carrying on the same type of business as Merging Company customarily insure against and in particular: (i) the assets of Merging Company are insured against fire in their full replacement value; (ii) the Computer Systems are adequately insured for all material risks; and (iii) Merging Company is now, and has at all times been, adequately covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally covered by insurance. All insurance policies of Merging Company (details of which have been disclosed to Acquiror during due diligence) are in full force and effect. To the best knowledge of Merging Company, there are no circumstances which might lead to any liability under any such insurance policies being avoided by the insurers or the premiums being materially increased. There are no special or unusual terms, restrictions or rates of premium with respect to such insurance policies and all premiums for such policies have been paid on time; and there is no claim outstanding under any such insurance policy nor are there any circumstances presently known that are reasonably likely to give rise to a claim.

     5.21 CAPITALIZATION. The authorized capital stock of Merging Company consists of 750,000 shares of Class A common stock and 750,000 shares of Class B common stock and there are 471,388.25 Shares of Class A common stock and
435,843.3 shares of Class B common stock issued and outstanding.   The record
owners of such outstanding common stock and the number of shares owned by each are listed on Schedule 5.21.1. There are presently outstanding options to acquire shares of Merging Company Common Stock, 38,300 of which are presently exerciseable and 16,000 of which are exerciseable after the Closing Date, and all of which were properly issued in accordance with Merging Company's stock option plans and are listed on Schedule 5.21.2. All outstanding shares of the capital stock of Merging Company have been duly authorized and are validly issued, fully paid and nonassessable, and no liability attaches to the ownership thereof. Except as indicated on Schedule 5.21.3, there are no authorized, outstanding or existing: (1) proxies, voting trusts or other agreements or understandings with respect to the voting of any capital stock of Merging Company; (2) securities convertible into or exchangeable for any capital stock of Merging Company; (3) options, warrants or other rights to purchase or subscribe for any capital stock of Merging Company or securities convertible into or exchangeable for any capital stock of Merging Company; (4) agreements of any kind relating to the issuance of any capital stock of Merging Company, any such convertible or exchangeable securities or any such options, warrants or rights; or (5) agreements of any kind which may obligate Merging Company to issue or purchase any of its securities.

     5.22 INTANGIBLE ASSETS. Schedule 5.22.1 contains a complete listing and description of: (1) all patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, trade names and copyrights which Merging Company owns or in which Merging Company has any proprietary interest; and (2) all license agreements with respect to any of the foregoing as to which Merging Company is licensor or licensee. There are no patents, trademarks, trade names or copyrights, other than those set forth on Schedule 5.22.1 which are necessary in connection with the conduct of the business of Merging Company. All the intellectual property used by Merging Company is owned or properly licensed by it and it does not use any intellectual property in respect of which any third party has any right, title or interest. None of the processes or products of Merging Company infringes any right of any other person relating to intellectual property or involves the unlicensed use of confidential information disclosed to Merging Company by any person in circumstances which might entitle that person to a claim against Merging Company. Except as listed on Schedule 5.22.2, there are no outstanding claims against Merging Company for infringement of any intellectual property used (or which has been used) by it and no such claims have been settled by the giving of any undertakings which remain in force. Merging Company is not in breach of any confidentiality agreements with any of its customers. Any computer software licensed by Merging Company for use by third parties has and is being used by those third parties within and in accordance with any conditions imposed by such license. Merging Company does not trade under any name other than "C.W. Costello", "Costello" or "COSTELLO & Associates".

     5.23 INFRINGEMENT. Except as described on Schedule 5.23, there are no claims, and no valid basis exists for any claims: (1) pending or threatened against Merging Company by any person relating to any of the patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, trade names or copyrights which Merging Company owns or in which Merging Company has any proprietary interest; or (2) of infringement by Merging Company on the rights of any person.

     5.24 LABOR RELATIONS. Except as indicated on Schedule 5.24, no employees of Merging Company are now or have ever been covered by any collective bargaining agreement. There are no representation questions, arbitration proceedings, labor strikes, slowdowns or stoppages, material grievances or other labor troubles pending or threatened with respect to the employees of Merging Company.

     5.25 CUSTOMERS AND SUPPLIERS. Since the Balance Sheet Date, there has not been any loss, and there is currently no threatened loss, of any customer (whose annual billings have exceeded $50,000 in any of the three prior years), supplier or account of Merging Company. Except as disclosed on Schedule 5.25.1, Merging Company has not experienced any material cost overrun on any customer project. Merging Company is not performing any customer project for which there will be any material unreimbursed or uncompensated cost or expenditure by Merging Company. Except as listed on Schedule 5.25.2, Merging Company does not have any customer projects which are operating at gross profit margins which are materially less than Merging Company's normal gross profit margin.

     5.26 ENVIRONMENTAL MATTERS. Merging Company is in full compliance with all federal, state and municipal environmental laws, ordinances, rules, regulations and requirements and Merging Company has not spilled, discharged or released any Hazardous Material at or from the premises of Merging Company. Merging Company has no liabilities (direct or indirect, contingent or otherwise), relating to or arising from any environmental matters, other than the obligations to comply with normal permitting and other regulations after the Effective Time. Merging Company has not received any communication from any competent authority in respect of Merging Company's business, which the failure to comply with would constitute breach of any statutory requirements or which the compliance with could be secured by further proceedings. To Merging Company's knowledge, there are no circumstances which might give rise to any such communication being received.

     5.27 CONTRACTS; LEASES; FRANCHISES. Schedule 5.27 sets forth and discloses all currently existing contracts, obligations, agreements, plans, arrangements, commitments or the like (written or oral) of Merging Company which are not agreements with customers and which (1) involve the payment of consideration by any party of $50,000 or more or (2) which cannot be terminated by Merging Company without liability on 90 days or less notice, including without limitation the following:

     5.27.1 employment, bonus or consulting agreements, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities of the Merging Company and agreements among shareholders and Merging Company;

     5.27.2 loan or other agreements, notes, indentures, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of Merging Company's property or any agreement or instrument evidencing any guaranty by Merging Company of payment or performance by any other person;

     5.27.3 agreements with any labor union or collective bargaining organization or other labor agreements;

     5.27.4 any indenture, agreement or other document (including private placement brochures) relating to the sale or repurchase of shares of capital stock;

     5.27.5 any joint venture, contract or arrangement or other agreement involving a sharing of profits or expenses;

     5.27.6 agreements limiting the right of Merging Company to compete in any line of business or in any geographic area or with any person;

     5.27.7 agreements providing for disposition or acquisition of the business, assets or capital stock of Merging Company, agreements of merger or consolidation to which Merging Company is a party or letters of intent with respect to the foregoing;

     5.27.8 leases showing the amounts of rents and descriptions of the leased property;

     5.27.9 all franchises, permits, licenses and similar authority and applications therefor owned, held, used, leased, relied upon, licensed or asserted by Merging Company, together with a description of any payment which any person has asserted Merging Company is or hereafter may be obligated to pay in order to use any such right.

     5.28 BURDENSOME CONTRACTS. Except as set forth in Schedule 5.28, Merging Company is not a party to or subject to any agreement, transaction, obligation, commitment, arrangement or liability which:

     5.28.1 is incapable of complete performance in accordance with its terms within thirty-six months after the date on which it was entered into or undertaken; or

     5.28.2 is likely to result in a loss to Merging Company on completion of performance; or

     5.28.3 involves or is likely to involve obligations, restrictions, expenditures or receipts not in the ordinary course of Merging Company's business; or

     5.28.4 involves or is likely to involve the supply of services by or to Merging Company the aggregate sales value of which will represent in excess of 5% of the revenues of Merging Company for its last fiscal year; or

     5.28.5 in any material way restricts Merging Company's right to carry on any of its business in any part of the world in such manner as it thinks fit; or

     5.28.6 is hedging, futures, options or other derivative contracts; or

     5.28.7 is a contract for the sale of shares or assets (other than third party applications software) which contains warranties or indemnities.

     5.29 NO DEFAULT. Except as set forth on Schedule 5.29, Merging Company is not, nor to its knowledge, is any other party to any agreement with Merging Company, in default of any agreement to which Merging Company is a party, nor are there any circumstances presently known which are reasonably likely to give rise to a default.

     5.30 SURETIES. No person other than Merging Company has given any guarantee of or security for any overdraft loan or loan facility granted to Merging Company.

     5.31 POWERS OF ATTORNEY. No powers of attorney given by Merging Company (other than to the holder of an encumbrance solely to facilitate its enforcement) are now in force. No person, as agent or otherwise, is entitled or authorized to bind or commit Merging Company to any obligation not in the ordinary course of Merging Company's business, and no person is purporting to do so.

     5.32 INSIDER CONTRACTS. Except for the contracts listed on Schedule 5.32:

         5.32.1 there is not outstanding, and there has not at any time during the last three (3) years been outstanding, any agreement or arrangement to which Merging Company is a party and in which, either directly or beneficially any Merging Company Shareholder, any officer or director of Merging Company or any person connected with any of them as defined in Section 267 of the Code, or any entity in which any such person owns or controls an interest of more than five percent has directly or indirectly any interest;

         5.32.2 Merging Company is not a party to, nor have its profits or financial position during the last three (3) years been affected by, any agreement or arrangement which does not reflect the fair market value of any property or services involved; and

         5.32.3 all costs incurred by Merging Company (other than Merging Company Transaction Costs) have been charged to Merging Company and not borne by any other Affiliate of Merging Company.

     5.33 TENDERS. No offer, tender, or the like is outstanding which is capable of being converted into an obligation of Merging Company by an acceptance or other act of some other person.

     5.34 EMPLOYEES, INDEPENDENT CONTRACTORS AND CONSULTANTS, STOCK RIGHTS AND STOCK OPTIONS. Schedule 5.34 lists and describes all currently effective written or oral consulting, independent contractor or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which Merging Company is a party. True and correct copies of all such written agreements have been provided to Acquiror. All salaries, wages and other compensation or benefits paid or provided by Merging Company are in compliance in all material respects with all Plans, applicable laws, including, but not limited to, Title VII of the Civil Rights Act, Age Discrimination in Employment Act, Americans With Disabilities Act, Rehabilitation Act of 1973, Family and Medical Leave Act, Consolidated Omnibus Budget Reconciliation Act, Fair Labor Standards Act, Equal Pay Act, Portal-to-Portal Act, Davis-Bacon Act, Service Contract Act, Contract Work Hours and Safety Standards Act, Walsh-Healey Government Contracts Act, ERISA, Executive Order 11246, Vietnam Veterans Readjustment Assistance Act, and any other applicable State, Federal, or local law concerning age, race, sex, religion, national origin, handicap, or any other form of discrimination or harassment, and wage and hour laws. Merging Company also warrants that it is in compliance with all provisions of the above acts and laws. Except as disclosed in Schedule 5.34, to the best knowledge of Merging Company, none of the level 4 or higher employees of Merging Company will terminate their employment as a result of the Merger. Also shown on Schedule 5.34 are the names of all persons whose annual rate of compensation, including bonuses and other payments of any kind, is in excess of $50,000 and the names of all employees with a title of "Director" of a department or above and the salaries for each such person. Merging Company's aggregate accrued vacation as of the Balance Sheet Date was approximately $600,000 and aggregate accrued severance pay as of the Balance Sheet Date was approximately $200,000.

     5.35 COMPLIANCE WITH IMMIGRATION LAWS. Except as set forth on Schedule 5.35, forms I-9 have been properly completed for all current and former employees of Merging Company pursuant to the Immigration Reform and Control Act and the regulations thereunder. Merging Company has also complied with all Form I-9 record keeping requirements under such statute and regulations.

     5.36 POOLING OF INTERESTS. The Merging Company has not taken through the date of this Agreement and will not, through the Effective Time, take or agree to take any action which would prevent Surviving Corporation from accounting for the business combination to be effected by the Merger as a pooling of interests and no such party will do so after the Effective Time.

     5.37 MERGING COMPANY SHAREHOLDER'S COMPETITIVE INTERESTS. Except as set forth on Schedule 5.37, the Merging Company Shareholders do not have any interest, direct or indirect, in any business other than that now carried on by the Merging Company which is or is likely to be or become competitive with the business of the Merging Company (other than the ownership of 5% or less of the shares of a corporation or other entity which is traded on any national securities exchange). None of the Merging Company Shareholders has any claim against Merging Company except for matters, in the ordinary course of business, relating to the compensation of those Merging Company Shareholders who are also employees of the Merging Company, all of which matters are appropriately reflected in Merging Company's books and records and the Financial Statements.

     5.38 LICENSES.   All material necessary licenses, consents, permits and
authorizations (public and private) known to be required by the management of Merging Company have been obtained by Merging Company to enable it to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licenses, consents, permits and authorities are valid and Merging Company knows of no reason why any of them should be suspended, canceled or revoked as a result of the Merger or otherwise.

     5.39 INSOLVENCY. No order has been issued or petition presented or resolution passed for the winding up of Merging Company, nor has any process been levied against Merging Company or action taken to repossess goods in Merging Company's possession. No steps have been taken for the appointment of a conservator or receiver of any part of Merging Company's property. Merging Company has not been notified that it is a party to any transaction which could be avoided in a bankruptcy or insolvency proceeding. Merging Company has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

     5.40 LIABILITY FOR DEFECTIVE PRODUCTS OR SERVICES. Merging Company has not provided any services which are or were below the standard of services generally provided within the industry sector in which the Merging Company operates and all such services provided by Merging Company comply or complied in all material respects with any warranties or representations expressly or impliedly made by Merging Company or with all applicable regulations, standards and requirements in respect thereof. Except as set forth in Schedule 5.40,

Merging Company has not undertaken any contract where a customer has challenged or is challenging the quality standards or cost estimates provided by Merging Company.

     5.41 INDUCEMENTS. No officer, agent or employee of Merging Company has made any improper payment or used any of Merging Company's assets unlawfully to obtain an advantage for any person.

     5.42 MACHINERY AND EQUIPMENT. The machinery and equipment, including all vehicles, the Computer Systems and other office equipment currently used in connection with the business of Merging Company:

           5.42.1 are (subject to normal wear and tear) in good repair and condition and in satisfactory working order;

           5.42.2 to Merging Company's best knowledge, are capable, and will (subject to normal wear and tear) be capable, over the period of time during which it will be written down to zero value in the accounts of Merging Company, of doing the work for which it was designed or purchased;

           5.42.3 are not surplus to Merging Company's requirements in the ordinary course of its business; and

           5.42.4 are in the possession and control of Merging Company, and are the absolute property free from any encumbrance except for those items held under lease and listed on Schedule 5.42.4.

     5.43 COMPUTER SYSTEMS. The Computer Systems have been satisfactorily maintained and supported. The Computer Systems have adequate capability and capacity for the current requirements of Merging Company or the processing and other functions required to be performed for the purposes of the business of Merging Company. The Computer Systems are not Year 2000 compliant but disaster recovery plans are in effect and are adequate to ensure that the Computer Systems can be replaced or substituted without material disruption to the business of Merging Company. Annexed hereto as Exhibit 5.43 is a detailed description of the failure of the Computer Systems to be Year 2000 compliant and a detailed description of the steps that need to be taken and the amount of the costs thereof to obtain such compliance. This Section 5.43 shall be breached if that amount is not sufficient to obtain such compliance. Merging Company has sufficient technically competent and trained employees to ensure proper handling, operation, monitoring and use of the Computer Systems. Merging Company has adequate procedures to ensure internal and external security of the Computer Systems, including procedures for taking and storing on-site and off-site back-up copies of computer programs and data. Where any of the records of Merging Company are kept on Computer Systems, Merging Company is the owner of all hardware and is the licensee of software licenses necessary to enable it to keep, copy, maintain and use the records in the ordinary course of its business and does not share any hardware or software relating to the records with any person.

     5.44 NO BROKER. Except for the fees and expenses of Donaldson, Lufkin & Jenrette, Merging Company and the Merging Company Shareholders have no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement.

     5.45 BANKS. Schedule 5.45 is a true and complete list showing the name and location of each bank in which Merging Company has an account or a safe deposit box and the names of all persons authorized to draw on or have access to such account or safe deposit box.

     5.46 AFFILIATE STATUS. The Merging Company Shareholders include the only "affiliates" of Merging Company as that term is defined in the Securities Act.

     5.47 DISCLOSURE. No representation or warranty by Merging Company in this Agreement, nor any statement, Schedule or certificate furnished or to be furnished to Acquisition Company or Acquiror pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading. There is no fact known to the Merging Company which materially adversely affects or which Merging Company believes may in the future adversely affect, the business, operations, affairs, prospects or condition of Merging Company which has not been disclosed in this Agreement or in the Schedules to this Agreement.

     5.48 RELIANCE. The foregoing representations and warranties are made by Merging Company with the knowledge and expectation that Acquiror and Acquisition Company are placing complete reliance thereon.

     5.49 EMPLOYEE COVENANTS. Except as set forth on Schedule 5.49, each employee of Merging Company has executed and delivered to Merging Company a Non-Compete Agreement.

     5.50 OPTIONS. At the Effective Time there will be no currently exercisable options to acquire Merging Company Common Stock.

     5.51 VALUE. The Merging Company has made a determination that the fair market value of Class A and Class B shares is equal and that in the event of a merger, the price received for each Class A and Class B share would be equal.

     5.52 CUSTOMER AGREEMENTS. Schedule 5.52.1 sets forth and discloses all agreements with customers not terminable without liability on notice of 90 days or less, and Schedule 5.52.2 sets forth and discloses all written agreements with customers (excluding, however, purchase orders).

SECTION 6 REPRESENTATIONS AND WARRANTIES OF ACQUISITION COMPANY AND ACQUIROR

     Acquisition Company and Acquiror, jointly and severally, represent and warrant to Merging Company as follows.

     6.1 ORGANIZATION AND GOOD STANDING. Acquisition Company and Acquiror are each corporations validly existing and in good standing under the laws of the State of Michigan.

     6.2 CONSENTS AND AUTHORIZATIONS. Acquisition Company and Acquiror may execute, deliver and perform this Agreement without the necessity of Acquisition Company and Acquiror obtaining any consent, approval, authorization or waiver or giving any notice, except for such consents, approvals, authorizations, waivers and notices: (1) which have been obtained or given and are unconditional and are in full force and effect; or (2) where the failure to obtain or give would not result in any material adverse effect on the ability of Acquisition Company or Acquiror to consummate the transactions contemplated in this Agreement.

     6.3 AUTHORIZATION, BINDING EFFECT, NO VIOLATION. This Agreement has been duly authorized, executed and delivered by Acquisition Company and Acquiror and constitutes the legal, valid and binding obligation of Acquisition Company and Acquiror, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors. The execution, delivery and performance of this Agreement by Acquisition Company and Acquiror do not and will not:

         6.3.1 constitute a violation of the Articles of Incorporation or Bylaws of Acquisition Company or Acquiror; or

         6.3.2 constitute a violation of any statute, judgment order, decree or regulation of any governmental authority or arbitrator or any rule of any court applicable to Acquisition Company or Acquiror, which violation would result in any material adverse effect on the ability of Acquisition Company or Acquiror to consummate the transactions contemplated in this Agreement.

     6.4 NO BROKER. Acquisition Company and Acquiror have no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement. Acquisition Company and Acquiror shall indemnify Merging Company and Merging Company Shareholders against, and hold them harmless from, at all times after the date of this Agreement, any and all liabilities and expenses (including without limitation legal fees) resulting from, related to or arising out of any final judgment obtained by any person claiming brokerage commissions or finder's fees, or rights to similar compensation, on account of services purportedly rendered on their behalf in connection with this Agreement or the transactions contemplated hereby.

     6.5 FILING UNDER THE HART-SCOTT-RODINO ANTI-TRUST IMPROVEMENTS ACT. No filing is required under the Hart-Scott-Rodino Anti-Trust Improvements Act in connection with this Merger.

     6.6 FORM S-4. The contents of Acquior's Form S-4 Registration Statement, filed with the Securities and Exchange Commission, are true and complete, including the description of litigation, as of the date it was filed. All filings of Acquior pursuant to the Securities Act and the Securities Exchange Act of 1934 are complete and accurate as of the date they were filed.

     6.7 ACQUIROR SHARES FREELY TRADEABLE. Except for the restrictions on resale by an affiliate (as that term is defined in the Securities Act) of Merging Company under Rule 145 of the Securities Act, the shares of Acquior Common Stock received by the Merging Company Shareholders as a result of the Merger may be resold by such persons without registration under the Securities Act. In addition to the foregoing restrictions, there are additional restrictions on the resale of such shares pursuant to Section 6.3 of the Shareholder Indemnification and Acknowledgment Agreement.

     6.8 OWNERSHIP. Acquiror directly owns all of the issued and outstanding capital stock of Acquisition Company.

SECTION 7 INDEMNIFICATION

          7.1 INDEMNIFICATION BY MERGING COMPANY. Merging Company indemnifies and holds harmless Surviving Corporation and Acquiror against and in respect of the following:

          7.1.1 any damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Merging Company under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Surviving Corporation under this Agreement;

          7.1.2 all damages and liabilities of every kind and nature related to undisclosed claims under customer contracts and any claims with respect to Merging Company Phantom Stock Rights or any other deferred compensation or stock ownership plan other than claims by any person identified in writing by Merging Company on or before the Effective Time with respect to any such plan so identified; and

          7.1.3 all actions, suits, proceedings, demands, assessments, judgments, reasonable legal fees, costs and expenses incident to any of the foregoing.

     7.2 LIMITATIONS ON INDEMNIFICATION BY MERGING COMPANY. Notwithstanding anything to the contrary contained in this Section 7, Merging Company shall not be required to pay any claim or claims for indemnity to which the Surviving Corporation or the Acquiror shall be entitled under this Section 7, unless:
(1) an individual claim exceeds $50,000 (net of tax effects as provided in Section 7.7); or (2) the aggregate of all claims under this Section 7 exceeds $250,000 (net of tax effects as provided in Section 7.7). Once any such claim or claims exceed the foregoing limitations, the Surviving Corporation or the Acquiror, as the case may be, shall be entitled to receive 100% of the amount in excess of the applicable $50,000 or $250,000 amount. The right to indemnity of the Surviving Corporation and the Acquiror shall survive Closing until the Final Release Delivery Date and the aggregate amount of such claims for indemnity shall not exceed the amount represented by the Escrow Shares. For purposes of payment hereunder, Acquiror Common Stock shall be valued at the Merger Date Stock Price, notwithstanding that its value at the time of payment may be higher or lower.

     7.3 INDEMNIFICATION BY SURVIVING CORPORATION AND ACQUIROR. Surviving Corporation and Acquiror shall, jointly and severally, indemnify and hold harmless Merging Company and the Merging Company Shareholders against and in respect of the following:

          7.3.1 any damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Acquisition Company or Acquiror under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Acquisition Company or Acquiror to Merging Company or the Merging Company Shareholders under this Agreement; and

          7.3.2 all actions, suits, proceedings, demands, assessments, judgments, reasonable legal fees, costs and expenses incident to any of the foregoing.

     7.4 LIMITATIONS ON INDEMNIFICATION BY SURVIVING CORPORATION AND ACQUIROR. Notwithstanding anything to the contrary contained in this Section 7, neither Surviving Corporation nor the Acquiror shall be required to pay any claim or claims for indemnity to which the Merging Company or Merging Company Shareholders shall be entitled under this Section 7, unless: (1) an individual claim exceeds $50,000 (net of tax effects as provided in Section 7.7); or (2) the aggregate of all claims under this Section 7 exceeds $250,000 (net of tax effects as provided in Section 7.7). Once any claim or claims exceed the foregoing limitations, the Merging Company or Merging Company Shareholders, as the case may be, shall be entitled to receive 100% of the amount in excess of the applicable $50,000 or $250,000 amount. In addition, the aggregate amount of any claims for indemnity under Section 7.2 shall not exceed ten percent (10%) of the Merger Consideration. All claims by Merging Company must be brought on or before the Final Release Delivery Date.

     7.5 REIMBURSEMENT ON DEMAND. Except as provided with respect to claims against the Release Shares pursuant to Section 4.2.1, the indemnifying party shall reimburse the party to be indemnified under this Section 7, on demand, for any payment to be made in respect of any liability, obligation or claim to which the foregoing indemnities relate.

     7.6 NOTICE. No party shall be entitled to indemnification under this Agreement unless it shall have given notice to the other parties within 20 days after the party seeking indemnification has received notice of the assertion of any claim or demand or the institution of any action, suit or proceeding which entitles such party to indemnification under this Agreement.

     7.7 TAX EFFECTS. The amount of any indemnity payment under this Section 7 shall be adjusted to reflect the actual net damages suffered by the party to be indemnified after taking into account the net aggregate reduction (or increase) in taxes payable by the party to be indemnified as a result of the claimed loss and the amount of any indemnity payment.

SECTION 8 CERTAIN COVENANTS

     8.1 COVENANT NOT TO COMPETE. In order to protect Surviving Corporation and the goodwill of the business of Merging Company to be acquired pursuant to this Agreement, Merging Company covenants that it shall cause each employee of Merging Company and each Merging Company Shareholder, except as provided on
Schedule 8.1, to be a party to the Non-Compete Agreement attached to this Agreement as Exhibit 8.1.

     8.2 ACCESS TO RECORDS AND PROPERTIES. From the date of this Agreement to the Closing Date, the Merging Company shall provide to the Acquisition Company and Acquiror, such access to the premises, books, and records of the Merging Company and to cause the officers and employees of the Merging Company to furnish such financial information and operating data and other financial information with respect to the Merging Company as the Acquisition Company or the Acquiror shall require.

          8.3 Intentionally omitted.

     8.4 CONDUCT OF BUSINESS. From the date of this Agreement, except as expressly contemplated by this Agreement or to the extent that the Acquiror shall consent in writing, the Merging Company shall operate it business, as presently operated, and only in the ordinary course, and, consistent with such operations, Merging Company shall, use its best efforts to preserve the present employees, reputation, and business organization of the Merging Company with persons having business dealings with the Merging Company. Merging Company shall refrain from taking any action which would render any representation and warranty contained in Section 5 inaccurate at any time from the date of this Agreement to the time as of the time immediately before the Effective Time and shall promptly advise Acquisition Company and Acquiror of any breach of any representation and warranty covenant, condition, or obligation of merging Company contained in this Agreement. From the date of this Agreement to the time immediately before the Effective Time, except as expressly contemplated by this Agreement or to the extent that the Acquiror shall consent in writing, Merging Company shall not:

          8.4.1 effect any amendment to its Certificate of Incorporation or Bylaws;

          8.4.2 authorize, cause, or permit the issuance of any additional shares of the capital stock or equity interests, or securities convertible into or entitling the holder thereof to acquire any capital stock or equity interests in Merging Company or take any action effecting any stock split, combination, or reclassification, or take any action affecting the capitalization of the Merging Company;

          8.4.3 set aside or pay any dividend payable in cash, stock or property with respect to its capital stock, or redeem, purchase or otherwise acquire directly or indirectly any shares of the capital stock of Merging Company; or

         8.4.4 acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or make any investment with respect thereto.

     8.5 CONSENTS AND NOTICES.   Promptly after the date of this Agreement,
Merging Company shall obtain all consents, waivers, approvals, and authorizations which may be necessary to effectuate this Agreement and to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and continue in effect all the benefits of the material contracts, leases, agreements, instruments, licenses, permits, authorizations, commitments and orders of the Merging Company and shall give notices to third parties required by Merging Company to consummate the transactions contemplated by this Agreement.

     8.6 REGULATORY FILINGS; CONSENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, the parties shall prepare, file, and cooperate in the preparation and filing of: (i) any necessary filings with respect to the Merger and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and any required approvals and clearances with respect thereto and any additional information requested in connection therewith; (ii) any merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and any required approvals and clearances with respect thereto and any additional information requested in connection therewith; and (iii) any consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger.

     8.7 NO SHOPPING. Merging Company shall not directly or indirectly through any officer, director, agent, financial advisor, or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a portion of the assets of, or any equity interest in, Merging Company or any business combination with Merging Company.

     8.8 PUBLIC ANNOUNCEMENTS. The parties shall make no public announcement concerning this Agreement, their discussions or any other memos, letters or agreements between the parties relating to the Merger until such time as they agree to the contents of a mutually satisfactory press release which they intend to publicly-release following execution and delivery of this Agreement. Any party, but only after reasonable consultation with the others, may make disclosure if required under applicable law.

     8.9 BEST EFFORTS TO SATISFY CONDITIONS. Merging Company shall use its best efforts to cause the conditions to the obligations of Acquisition Company and Acquiror contained in Section 9.2 to be satisfied to the extent that the satisfaction of such conditions is in the control of Merging Company or the Merging Company Shareholders, and Acquisition Company and Acquiror shall use their best efforts to cause the conditions to the obligations of Merging Company contained in Section 9.3 to be satisfied to the extent that the satisfaction of such conditions is in the control of Acquisition Company or Acquiror; however, the foregoing shall not constitute a limitation upon the covenants and obligations of the parties hereto otherwise expressly set forth in this Agreement.

     8.10 POOLING OF INTERESTS ACCOUNTING. From the date of this Agreement, to, and after the Effective Time, the parties shall use their best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests and Merging Company shall take no actions to affect the Subchapter S status of the Merging Company.

     8.11 FURTHER ASSURANCES. After the Effective Time, Merging Company Shareholders shall cooperate fully with Acquiror and Acquisition Company, execute and deliver such further instruments, documents and agreements and give such further written assurances, as may be reasonably requested by Acquiror or Acquisition Company to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent and purposes of this Agreement.

     8.12 ELECTION OF ACQUIROR DIRECTORS. The Board of Directors of Acquiror shall, at its first board meeting after the Effective Time, elect one person, designated by Merging Company a Class III Director of Acquiror and shall elect one person designated by Merging Company a Class I Director of Acquiror. As provided in Article II, Section 3 of Acquiror's Bylaws, the term of each such newly elected director shall expire at the next election of directors by the Acquiror shareholders. At that time, the Board of Directors of Acquiror shall nominate the newly elected Class III Director to serve for one year (the balance of the term for Class III Directors) and shall nominate the newly elected Class I Director to serve for two years (the balance of the term for Class I Directors).

     8.13 SCHEDULES AND EXHIBITS. Merging Company shall provide all Schedules and Exhibits to this Agreement that it is responsible to provideon or before the execution hereof.

     8.14 SHAREHOLDER INDEMNIFICATION. Merging Company shall cause each of the Merging Company Shareholders to execute and deliver to Surviving Corporation, on or before the Closing Date, the Shareholder Indemnification and Acknowledgment Agreement in the form attached hereto as Exhibit 8.14.

     8.15 PARTICIPATION IN 401(K) PLAN. Acquiror and Surviving Corporation promptly after Closing shall take all necessary actions to permit the employees of the Surviving Corporation to participate in Acquiror's 401(k) plan and grant such employees credit for service with Merging Company for all purposes under said plan as soon as permissible.

     8.16 TERMINATION. Merging Company shall have terminated all phantom stock plans.

SECTION 9 CONDITIONS TO CONSUMMATION OF THE MERGER

     9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or, where permissible under applicable law, waiver prior to the Effective Time, of the following conditions:

         9.1.1 APPROVAL OF THE MERGING COMPANY'S SHAREHOLDERS. This Agreement shall have been adopted by the Merging Company Shareholders in accordance with Delaware General Corporation Law.

         9.1.2 REGULATORY FILINGS. All applicable waiting periods with respect to regulatory filings made pursuant to Section 8.6 hereof shall have expired or been terminated.

         9.1.3 NO CHANGE IN LAW, ETC. No statute, rule, regulation, executive order, decree, injunction, or restraining order shall have been enacted, entered, promulgated, or enforced by any court of competent jurisdiction or governmental authority which prohibits the consummation of the Merger or which would make such consummation illegal.

     9.2 CONDITIONS TO OBLIGATIONS OF ACQUISITION COMPANY AND ACQUIROR TO EFFECT THE MERGER. The obligations of the Acquisition Company and Acquiror to effect the Merger are also subject to the satisfaction or waiver, as of immediately prior to the Effective Time, of the following conditions:

         9.2.1 REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF OBLIGATIONS OF THE MERGING COMPANY. The representations and warranties of Merging Company set forth in Section 5 and in all the agreements, documents, and instruments executed and delivered pursuant to this Agreement or in connection with the consummation of the transactions contemplated under this Agreement shall be true and correct in all material respects. Merging Company shall have performed, in all material respects, all necessary agreements, covenants, and obligations.

         9.2.2 CONSENTS. All consents required of the Merging Company shall have been obtained by Merging Company.

         9.2.3 OPINION OF COUNSEL TO MERGING COMPANY. Acquisition Company and Acquiror shall have received an opinion, dated as of the Closing Date, of counsel for Merging Company, in form and substance reasonably satisfactory to Acquisition Company and Acquiror, substantially in the form of Exhibit 9.2.3.

         9.2.4 OPINION OF AUDITORS FOR MERGING COMPANY. Acquisition Company and Acquiror shall have received, an opinion, dated as of the Closing Date, of the auditors for Merging Company, in form and substance reasonably satisfactory to Acquisition Company and Acquiror, substantially in the form of Exhibit 9.2.4, to the effect that Merging Company is a "poolable entity."

         9.2.5 ESCROW AGREEMENT. The Escrow Agreement shall have been executed and delivered by the Escrow Agent, Merging Company, Acquisition Company and Merging Shareholders' Representative.

         9.2.6 SECRETARY'S CERTIFICATE. The Secretary of Merging Company shall have executed and delivered to Acquisition Company a Certificate in the form attached hereto as Exhibit 9.2.6.

         9.2.7 OFFICER'S CERTIFICATE. The President of Merging Company shall have executed and delivered to Acquisition Company a Certificate in the form attached hereto as Exhibit 9.2.7.

         9.2.8 ACTIONS AND PROCEEDINGS. All actions, proceedings, instruments and documents required to carry out the transactions contemplated under this Agreement shall have been executed, delivered, and completed, to the reasonable satisfaction of legal counsel of Acquisition Company and Acquiror, and Merging Company shall have executed and delivered such additional certificates and other documents, to the reasonable satisfaction of legal counsel of Acquisition Company and Acquiror, as Acquisition Company and Acquiror shall have reasonably requested.

         9.2.9 DUE DILIGENCE. Acquisition Company and Acquiror shall be satisfied, in their sole discretion, with the due diligence inspection of the books, records, financial and other data relating to the condition, financial and otherwise, of the Merging Company; provided, however, that if Acquisition Company and/or Acquiror invokes this condition and all other conditions to Acquiror's and/or Acquisition Company's obligation to close have been materially fulfilled, then they shall pay Merging Company's reasonable legal and accounting fees incurred in connection with this transaction from November 6, 1997, to the date when this provision is invoked. The obligation to pay such amount shall be in full and final satisfaction of all obligations of Acquisition Company and/or Acquiror hereunder.

         9.2.10 401(K) TERMINATION. Merging Company shall have adopted a resolution appropriately terminating its existing 401(k) Benefit Plan effective on or prior to the Closing Date.

         9.2.11 RETENTION LETTER.  The Executives and the employees listed on
Schedule 9.2.11 shall have executed and delivered to Acquisition Company the Bonus Letter and the Retention Letter in substantially the form attached to this Agreement as Exhibit 9.2.11.1 and 9.2.11.2.

     9.3 CONDITIONS TO OBLIGATIONS OF MERGING COMPANY TO EFFECT THE MERGER. The obligations of the Merging Company to effect the Merger are also subject to the satisfaction or waiver, as of immediately prior to the Effective Time, of the following conditions:

         9.3.1 REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF OBLIGATIONS OF THE MERGING COMPANY. The representations and warranties of the Acquisition Company and the Acquiror set forth in Section 6 and in all the agreements, documents, and instruments executed and delivered pursuant to this Agreement or in connection with the consummation of the transactions contemplated under this Agreement shall be true and correct in all material respects. Acquisition Company and Acquiror shall have performed, in all material respects, the necessary agreements, covenants, and obligations.

         9.3.2 CONSENTS. All consents required of the Acquisition Company and the Acquiror shall have been obtained by Acquisition Company and the Acquiror.

           9.3.3 OPINION OF COUNSEL TO ACQUISITION COMPANY AND ACQUIROR. Acquisition Company and Acquiror shall have caused to be delivered to Merging Company an opinion, dated as of the Closing Date, of counsel in form and substance reasonably satisfactory to Merging Company, substantially in the form of Exhibit 9.3.3.

           9.3.4 MERGER CONSIDERATION. Acquisition Company and Acquiror shall have delivered to the Escrow Agent the shares of Acquiror Common Stock as provided by Section 4.1.4.

           9.3.5 ACTIONS AND PROCEEDINGS. All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereunder shall have been executed, delivered, and completed, to the reasonable satisfaction of counsel to Merging Company, and Acquisition Company and Acquiror shall have delivered, to the reasonable satisfaction of counsel to Merging Company, such additional certificates and other documents as Merging Company shall have reasonably requested. In particular, at least three business days prior to the Closing, and prior to the time the approval of the Merger by the Merging Company Shareholders is solicited, Merging Company and the Merging Company Shareholders shall have received from Acquiror, shall have had a reasonable opportunity to review and shall be satisfied with the final amendment to Acquiror's Form 8-K, which Form 8-K was originally filed with the Securities and Exchange Commission on December 2, 1997.


           9.3.6 REGISTRATION RIGHTS AGREEMENT. Acquiror and Merging Company Shareholders shall have executed and delivered the Registration Rights Agreement.

SECTION 10 TERMINATION; AMENDMENT; WAIVER

     10.1 TERMINATION. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned, at any time prior to the Effective
Time:

           10.1.1 by the mutual consent of the Boards of Directors of the Merging Company, the Acquisition Company and the Acquiror;

           10.1.2 by the Board of Directors of the Merging Company, on the one hand, or the Boards of Directors of the Acquiror and the Acquisition Company, on the other hand, if there has been a material breach of a representation, warranty, or covenant or other term or condition of this Agreement by any party (or an event occurs which with the passage of time would result in the breach of this Agreement on or before Closing), provided that such breach was not the direct result of action or inaction by the party seeking to terminate this Agreement.

     10.2 AMENDMENT. This Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the Merging Company Shareholders but, after any such adoption. No amendment shall be made which reduces or changes the amount or form of the Merger Consideration. Further, no amendments shall be made which adversely affect the rights of the Merging Company Shareholders without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

     10.3 EXTENSION; WAIVER. The parties may, at any time subsequent to the date of this Agreement, extend the time for the performance of any of the obligations or other acts of the parties to this Agreement or waive compliance with any of the terms or conditions contained in this Agreement. Any agreement on the part of any party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 11 GENERAL

     11.1 EXPENSES. Except as otherwise specifically provided herein, each of the parties hereto shall bear their own legal fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions hereunder. Merging Company may pay reasonable Merging Company Transaction Costs.

     11.2 ENTIRE AGREEMENT. This Agreement, which includes the Schedules and Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings with respect thereto.

     11.3 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     11.4 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, facsimile, or overnight delivery service addressed as follows:

  If to Acquisition Company or Acquiror:          With a copy to:

        Complete Business Solutions, Inc.         Arthur Dudley II, Esq.
        32605 West Twelve Mile Road, Suite 250    Butzel Long
        Farmington Hills, Michigan 48334          150 W. Jefferson, Suite 900
        Attn:  President                          Detroit, MI  48226

  If to Merging Company:                          With a copy to:

        C.W. Costello, Inc.                       Fagel & Haber
        Suite 603                                 140 South Dearborn, Suite 1400
        100 Great Meadow Road                     Chicago, Illinois  60603
        Wethersfield, CT  06109                   Attention:  Joel A. Haber
        Attention:  President

Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.

     11.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to choice of law principles thereof, except to the extent that the Delaware General Corporation Law shall be applicable. Any action, suit or other proceeding initiated by any party hereto against any other party hereto under or in connection with this Agreement may be brought in any federal or state court in Wayne County, Michigan, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. Each of the parties hereto submits itself to the jurisdiction of any such court and agrees that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

     11.6 REMEDIES. The parties hereto acknowledge that the remedy at law for any beach of the obligations undertaken by the parties hereto is and will be insufficient and inadequate and that the parties hereto shall be entitled to equitable relief, in addition to remedies at law. In the event of any action to enforce the provisions of this Agreement, the parties hereto shall waive the defense that there is an adequate remedy at law. The parties hereto acknowledge that the benefits to be obtained by the parties hereto are unique and cannot be readily obtainable on the open market. Without limiting any remedies any party may otherwise have, in the event any party refuses to perform its obligations under this Agreement, the other parties shall have, in addition to any other remedy at law or in equity, the right to specific performance.

     11.7 SEVERABILITY. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

     11.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     11.9 SURVIVAL OF COVENANTS. The provisions of this Agreement which by their terms contemplate performance after the Effective Time shall survive the Merger.



                           [SIGNATURES ON NEXT PAGE]



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     IN WITNESS WHEREOF, the undersigned have executed and delivered this
Agreement as of the date first above written.



                             MERGING COMPANY
                             C. W. COSTELLO & ASSOCIATES, INC.


                             By:_________________________
                                Name:
                                Title:

                             ACQUISITION COMPANY
                             CBSI ACQUISITION CORPORATION II


                             By:_________________________
                                Name:
                                Title:


                             ACQUIROR
                             COMPLETE BUSINESS SOLUTIONS, INC.


                             By:_________________________
                                Name:
                                Title:





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